Exhibit 99.1

550 Meridian Avenue
San Jose, CA 95126
Phone: +1-408-938-5200
Fax: +1-408-790-3800
lonworks@echelon.com
www.echelon.com

News Information	For Immediate Release

Press Contact	Investor Relations Contact

Steve Nguyen	Chris Stanfield
Echelon Corporation	Echelon Corporation
+1-408-938-5272	+1-408-938-5243
qnguyen@echelon.com	stanfield@echelon.com

Echelon Reports Second Quarter Results

SAN JOSE, CA – July 24th, 2006 – Echelon Corporation (NASDAQ: ELON) today announced financial results for the quarter ended June 30, 2006 of a loss of $0.08 per share, an improvement of $0.06 per share over previous guidance.

Revenues for the quarter ended June 30, 2006 were $19.4 million, an increase of 11% from revenues of $17.5 million for the same period in 2005. LONWORKS® infrastructure revenue was $12.2 million in the second quarter of 2006 versus $11.7 million for the same period in 2005, while Enel revenue was $6.9 million in 2006 versus $5.8 million in 2005. As was announced earlier this year, in an effort to address changing business conditions in our Asian markets and to expand our customer base there, we began modifying our Asian distributor agreements to allow limited rights of return. This process was completed during the second quarter and resulted in a one-time effect of reducing our LONWORKS infrastructure revenue for the quarter by approximately $1.0 million. Without this revision of our accounting method, LONWORKS infrastructure revenues for the quarter would have increased by 13% over the same period last year. Net loss for the quarter ended June 30, 2006 was $3.1 million or $.08 cents per share, based on a weighted average of 39,615,000 common shares outstanding, compared to net loss of $4.6 million, or $0.11 cents per share, based on a weighted average of 40,528,000

Echelon Reports Second Quarter Results	Page 2 of 11

common shares outstanding for the same period in 2005. The non-GAAP net loss for the quarter, which excludes stock-based compensation expenses and amortization of previously purchased technology, was $1.8 million, or $0.05 cents per share, compared to a non-GAAP net loss of $4.5 million, or $0.11 cents per share for the same period in 2005. All non-GAAP information in this release is reconciled in the “Reconciliation of Non-GAAP to GAAP Results” table below.

“We had a terrific second quarter in both the LONWORKS infrastructure and NES businesses. The increasing momentum of the NES business, the impact of new products in our infrastructure business, and the continuing effects of the trend toward energy conservation and management resulted in very good performance for us,” said M. Kenneth Oshman, Echelon’s chairman and chief executive officer. “In the infrastructure business, all three regions performed well. Our proposition to system manufacturers is proving successful as our i.LON® business is showing healthy growth. As we had predicted, we’re seeing increased adoption of networked controls being driven by energy concerns, which is particularly good for our i.LON sales. The benefits of applications like street lighting highlight the need to think in a broader context about energy – one that includes intelligent use as well as alternative sources.”

Mr. Oshman continued, “In the NES business, we had significant wins that underscored the generational shift in metering technology that Vattenfall highlighted in their selection of our solution in December last year. With the E.ON win of 370,000 meters we have become a leader in providing advanced metering infrastructure to the utility industry and one of the world’s leading meter suppliers. This is a tremendous achievement for us. All told, our contracts plus options mean that we may be carrying over a million meter backlog through 2007. Furthermore, our win at Integral Energy in Australia, though a small number of meters, provides us with a critical NES beach head in a new region.”

Revenues for the six-month period ended June 30, 2006 were $30.1 million, compared to revenues of $39.2 million for the same period in 2005. Net loss for the six-month period ended June 30, 2006 was $11.6 million, or $0.29 per share, based on a weighted average of 39,691,000 common shares outstanding, compared to net loss of $6.9 million, or $0.17 per share, based on a fully diluted weighted average of 40,774,000 common shares outstanding for the same period in 2005. The non-GAAP net loss for the six-month period ended June 30, 2006 was $8.9 million, or $0.22 cents per share, compared to a non-GAAP net loss of $6.6 million, or $0.16 cents per share for the same period in 2005.

Echelon Reports Second Quarter Results	Page 3 of 11

Gross margin for the quarter ended June 30, 2006 was 60.0%, compared with 54.7% for the same period in 2005. Gross margin for the six-month period ended June 30, 2006 was 57.6%, compared to 56.3% for the same period in 2005. Total operating expenses for the quarter ended June 30, 2006 were $16.1 million, compared to $15.4 million for the same period in 2005. Total operating expenses for the six-month period ended June 30, 2006 were $31.6 million, compared to $31.0 million for the same period in 2005.

During the quarter ended June 30, 2006, we repurchased approximately 198,000 shares of Echelon common stock pursuant to our previously announced stock repurchase program. Total cost of the repurchases was approximately $1.6 million. Since the repurchase plan’s inception, we have repurchased approximately 1.7 million shares at a total cost of $12.3 million.

Highlights from the second quarter may be found at http://www.echelon.com/about/press/. These include:

•	Energy continues to be a driver for LONWORKS applications that enable companies to embed energy strategies deep within a control network, utilizing every device on the system to help drive down costs and increase performance.

•	Street lighting highlights the power of networked control showing significant benefits and market gains. The City of Oslo is installing 55,000 networked street lights using Echelon’s power line signaling. The initial installation of 6,500 lights has delivered a 30% reduction in energy costs. AMEC SPIE, one of the largest providers of streetlight related services to municipalities across Europe, will initially target the French streetlight market (8 million streetlights) using a solution built on Echelon controllers/web servers, web services, and software from streetlight.vision.

•	Cummins Power Generation is using Echelon’s web servers for a powerful monitoring and control system for remote generator sets. These sets are used to deliver emergency power or curtail peak demand on the energy grid. Remote monitoring and control helps to ensure lower overall energy demand and stress on the energy grid and to improve customer satisfaction.

Echelon Reports Second Quarter Results	Page 4 of 11

•	The tremendous momentum behind Echelon’s NES System for smart metering continues.

•	E.ON Sverige (E.ON Sweden) selected Echelon’s NES System for 370,000 residential meters. EON’s meters plus existing projects including all options would put the total number of meters to be updated with the NES System over 1 million by 2007.

•	Integral Energy of Australia selected the NES system for as many as 10,000 meters. While a small win, it points the way for shaping Australian legislation for smart metering and a significant new market entry for the NES system.

•	Echelon was approved as a supplier to SAMS, a purchasing consortium of 33 small and medium sized utilities in Sweden that controls about one third of the country’s meters. Under the SAMS agreement, any SAMS member utility may purchase NES meters from Echelon under the negotiated terms (price, delivery schedule, etc.), without undergoing a public tender process. This should help speed the adoption process for managed meters in Sweden as the 2009 deadline approaches. By mid-2009, all residential meters in Sweden must be read monthly.

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending September 30, 2006 and the full year ending December 31, 2006:

•	For the quarter, revenue is expected to be approximately $13.0 million, plus or minus $1.0 million. Of this $13.0 million, we expect LONWORKS infrastructure revenues to be approximately $12.9 million and NES revenues to be approximately $100,000.

Echelon Reports Second Quarter Results	Page 5 of 11

•	For the full year, we continue to expect revenue will be approximately $62.0 million, plus or minus $2.0 million. Of this $62.0 million, we expect LONWORKS infrastructure revenues to be approximately $50.0 million, Enel project revenues to be approximately $7.0 million, and NES revenues to be approximately $5.0 million.

•	For the quarter, non-GAAP gross margin, which excludes any stock-based compensation expense, is expected to be between 55.0% and 57.0%. For the full year, non-GAAP gross margin is expected to be between 52.0% and 54.0%.

•	For the quarter, non-GAAP operating expenses, which exclude any stock-based compensation charges, are expected to be approximately $14.8 million, plus or minus $250,000. For the full year, we expect non-GAAP operating expenses will be approximately $59.5 million, plus or minus $1.0 million.

•	For the quarter, we expect stock-based compensation expenses associated with stock options and other equity compensation awards to be approximately $1.7 million, plus or minus $100,000. For the full year, we expect stock-based compensation expenses to be approximately $7.2 million, plus or minus $400,000. This estimate could change based on the size and timing of options actually granted by the Compensation Committee, as well as other factors we will use in valuing future option grants, such as the market price and historical volatility of Echelon’s stock price when those grants are made.

•	For the quarter, interest and other income is expected to be approximately $1.2 million. For the full year, we expect interest and other income to be approximately $4.6 million.

•	For the quarter, we expect our provision for income taxes will be approximately $80,000. For the full year, we expect our provision for income taxes will be approximately $320,000.

•	For the quarter, we expect to generate a non-GAAP loss per share of approximately $0.16, plus or minus $0.01, based on a weighted average of 40,000,000 shares outstanding. This non-GAAP estimate excludes the impact of any stock-based compensation charges.

•	For the quarter, we expect to generate a GAAP loss per share of approximately $0.20, plus or minus $0.01, based on a weighted average of 40,000,000 shares outstanding.

Echelon Reports Second Quarter Results	Page 6 of 11

•	For the full year, we expect the non-GAAP loss per share will be approximately $0.56, plus or minus $0.02, based on a weighted average of 40,000,000 shares outstanding. This non-GAAP estimate excludes the impact of any stock-based compensation charges.

•	For the full year, we expect the GAAP loss per share will be approximately $0.74, plus or minus $0.03, based on a weighted average of 40,000,000 shares outstanding.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 8:00 am PT. As part of the call, Echelon management will also discuss the outlook for the NES business for the remainder of this year and provide an assessment of current market conditions. To access the conference call, dial 888-695-0608 (callers outside the US please use +1-719-457-2659); however, due to a limited number of available phone lines, the company asks that only those persons without Web access call this number. The call will be available live today, and for playback on the Investor Relations section of Echelon’s web site (www.echelon.com) through July 31, 2006.

Use of Non-GAAP Financial Information

Echelon provides non-GAAP net income and non-GAAP net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Echelon believes that this presentation of non-GAAP net income and non-GAAP net income per share provides useful information relating to its financial condition and results of operations, which provides management and investors with a more complete understanding of Echelon’s past performance and certain additional financial and business trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LONWORKS platform for control networking was released in 1990 and has become a worldwide standard in the building,

Echelon Reports Second Quarter Results	Page 7 of 11

industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the Pyxos™ platform, extending the benefits of networking inside machines to the sensors and actuators that make them function.

Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, i.LON, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Pyxos is a trademark of Echelon’s in the US and other countries. Other marks belong to their respective holders.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, such as statements regarding expected growth in the LonWorks business, projected backlog for the NES business based on options that may or may not be exercised, and Echelon’s projected financial results for the third quarter and full year 2006. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the development and growth of markets for Echelon’s products and services, including both our LONWORKS infrastructure and NES products; risks relating to the positioning of product lines in the LONWORKS infrastructure business in the street lighting and energy management space; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer and consumer expectations; risks that our products or technology might not be accepted in standards specifications, or even if accepted, that our products might not be used in applicable implementation; the risk that a utility that has awarded or will award a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon, will not exercise options in full or at all, or will cancel the project; the risk that an NES project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected shipment schedules for the NES system; risks associated with uncertainties pertaining to the timing and level of customer orders and demand for products and services; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues that Echelon expects to recognize from time to time; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-Q when filed with the Securities and Exchange Commission; and with our 2005 annual report on Form 10-K, which was filed with the Securities and Exchange Commission in March 2006.

Echelon Reports Second Quarter Results	Page 8 of 11

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$48,566	$59,080
Short-term investments	92,799	95,400
Accounts receivable, net	16,789	11,006
Inventories	4,460	3,240
Other current assets	7,677	2,289

Total current assets	170,291	171,015

Property and equipment, net	15,631	14,886
Other long-term assets	10,195	10,037

	$196,117	$195,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,724	$3,972
Accrued liabilities	4,970	7,473
Deferred revenues	12,577	2,096

Total current liabilities	24,271	13,541

Deferred rent	1,195	1,089

Total stockholders’ equity	170,651	181,308

	$196,117	$195,938

Echelon Reports Second Quarter Results	Page 9 of 11

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product	$19,209	$17,268	$29,783	$38,784
Service	165	212	336	379

Total revenues	19,374	17,480	30,119	39,163

Cost of revenues:
Cost of product (1)	7,303	7,315	11,866	16,022
Cost of service (1)	452	598	897	1,104

Total cost of revenues	7,755	7,913	12,763	17,126

Gross profit	11,619	9,567	17,356	22,037

Operating expenses:
Product development (1)	7,163	6,360	14,154	12,577
Sales and marketing (1)	5,089	5,396	10,236	10,421
General and administrative (1)	3,798	3,596	7,200	8,047

Total operating expenses	16,050	15,352	31,590	31,045

Loss from operations	(4,431)	(5,785)	(14,234)	(9,008)
Interest and other income, net	1,404	1,281	2,798	2,342

Loss before provision for income taxes	(3,027)	(4,504)	(11,436)	(6,666)
Income tax expense	80	100	160	200

Net loss	$(3,107)	$(4,604)	$(11,596)	$(6,866)

Net loss per share:
Basic	$(0.08)	$(0.11)	$(0.29)	$(0.17)
Diluted	$(0.08)	$(0.11)	$(0.29)	$(0.17)

Shares used in computing net loss per share:
Basic	39,615	40,528	39,691	40,774
Diluted	39,615	40,528	39,691	40,774

(1) Amounts include stock-based compensation costs as follows:
Cost of product	$103	$9	$215	$18
Cost of service	12	—	26	—
Product development	484	12	1,098	24
Sales and marketing	302	12	662	24
General and administrative	408	60	714	120

Total stock-based compensation expenses	$1,309	$93	$2,715	$186

Echelon Reports Second Quarter Results	Page 10 of 11

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
GAAP net loss	$(3,107)	$(4,604)	$(11,596)	$(6,866)
Amortization of purchased intangible assets	—	—	—	37
Stock-based compensation	1,309	93	2,715	186

Total non-GAAP adjustments to earnings from operations	1,309	93	2,715	223
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(1,798)	$(4,511)	$(8,881)	$(6,643)

Non-GAAP net loss per share:
Diluted	$(0.05)	$(0.11)	$(0.22)	$(0.16)
Shares used in computing net loss per share:
Diluted	39,615	40,526	39,691	40,774

Echelon Reports Second Quarter Results	Page 11 of 11

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows provided by (used in) operating activities:
Net loss	$(11,596)	$(6,866)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,167	2,111
Loss on disposal of fixed assets	—	38
Provision for doubtful accounts	(35)	(1)
Stock-based compensation	2,715	186
Change in operating assets and liabilities:
Accounts receivable	(5,748)	6,491
Inventories	(1,220)	672
Other current assets	(5,388)	(266)
Accounts payable	2,752	(150)
Accrued liabilities	(2,503)	565
Deferred revenues	10,481	51
Deferred rent	106	141

Net cash provided by (used in) operating activities	(8,269)	2,972

Cash flows used in investing activities:
Purchase of available-for-sale short-term investments	(34,470)	(61,886)
Proceeds from maturities and sales of available-for-sale short-term investments	37,121	54,193
Purchase of restricted investments	—	89
Change in other long-term assets	(158)	224
Capital expenditures	(2,912)	(826)

Net cash used in investing activities	(419)	(8,206)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock.	191	—
Repurchase of common stock.	(2,545)	(7,090)

Net cash used in financing activities	(2,354)	(7,090)

Effect of exchange rates on cash:	528	(778)

Net decrease in cash and cash equivalents	(10,514)	(13,102)
Cash and cash equivalents:
Beginning of period	59,080	35,510

End of period	$48,566	$22,408